Exhibit (a.18)

FRONTEGRA FUNDS, INC.

Articles Supplementary

Frontegra Funds, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 and having its principal office in Maryland in Baltimore City (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Board of Directors of the Corporation on August 18, 2009 approved the classification of Fifty Million (50,000,000) authorized but unissued shares of Common Stock of the Corporation, heretofore unclassified, as Institutional Class shares of the Frontegra IronBridge SMID Fund.

SECOND:  The shares of Common Stock of the Corporation as so classified by the Board of Directors of the Corporation shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article V, Section 5.5 of the Articles of Incorporation of the Corporation, and shall be subject to all of the provisions of the Articles of Incorporation of the Corporation relating to the stock of the Corporation generally.

THIRD:  The shares of Common Stock of the Corporation aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

IN WITNESS WHEREOF, Frontegra Funds, Inc. has caused these Articles Supplementary to be signed as of the 30th day of September, 2009 in its name and on its behalf by its duly undersigned authorized officers, who acknowledge that these Articles Supplementary are the act of the Corporation and that, to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under penalties of perjury.

Witness: /s/ Elyce D. Dilworth__________________ Elyce D. Dilworth Assistant Secretary	Frontegra Funds, Inc. /s/ William D. Forsyth III______________ William D. Forsyth III President